Exhibit 10.25

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$725,000

C. S. Warren Huang President of Afton Chemical Corporation	$600,000

Steven M. Edmonds Vice President and General Counsel	$298,100

David A. Fiorenza Vice President, Treasurer and Principal Financial Officer	$297,800

Bruce R. Hazelgrove, III Vice President, Corporate Resources	$295,000